Exhibit 4.3

FIRST BUSEY CORPORATION,

Company

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF MAY 25, 2017

TO

INDENTURE

DATED AS OF MAY 25, 2017

Relating To

Fixed-to-Floating Rate Subordinated Notes due 2027

i

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of May 25, 2017 (this “Second Supplemental Indenture”), to the Base Indenture (defined below) between First Busey Corporation, a Nevada corporation (the “Company”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of May 25, 2017 (the “Base Indenture”, and, as supplemented by this Second Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Subordinated Securities to be known as its Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Second Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.  References in this Second Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Second Supplemental Indenture unless otherwise specified.  For purposes of this Second Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Base Indenture” has the meaning provided in the recitals.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which the trustee and commercial banks are open for business in New York, New York; provided, however, that in the case of any Floating Rate Interest Payment Date, such day is also a London Banking Day. “London Banking Day” means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Company” has the meaning provided in the preamble.

“Date of Determination” has the meaning provided within the definition of “Three-Month LIBOR” in this Article 1.

“Depository” has the meaning provided in Section 2.03(b).

“Fixed Rate Interest Payment Date” has the meaning provided in Section 2.04(a).

“Fixed Rate Period” has the meaning provided in Section 2.04(a).

“Floating Rate Interest Payment Date” has the meaning provided in Section 2.04(b).

“Floating Rate Interest Period” has the meaning provided in Section 2.04(b).

“Floating Rate Period” has the meaning provided in Section 2.04(b).

“Indenture” has the meaning provided in the recitals.

“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Payment Date” has the meaning provided in Section 2.04(b).

“Investment Company Event” means any event whereby the Company becomes required, or there is more than an insubstantial risk that the Company will be required, within ninety (90) days, to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“Maturity Date” has the meaning provided in Section 2.02.

“Notes” has the meaning provided in the recitals.

“Paying Agent” has the meaning provided in Section 2.03(d).

“Redemption Date” means each date, if any, on which Notes are redeemed pursuant to Section 4.01 hereof.

“Regulatory Capital Treatment Event” shall mean the Company’s good faith determination that as a result of:

(a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; or

(b) any final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is made, adopted, approved or effective after the initial issuance of the Notes, in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Note is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

“Second Supplemental Indenture” has the meaning provided in the preamble.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes

“Three-Month LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the relevant applicable quarterly Floating Rate Interest Period (the “Date of Determination”), as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that Floating Rate Interest Period will be determined by such alternate method as reasonably selected by the Company.

“Trustee” has the meaning provided in the preamble until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.01                        Designation and Principal Amount.

(a)                                 The Notes are hereby authorized and are designated the “Fixed-to-Floating Rate Subordinated Notes due 2027,” unlimited in aggregate principal amount.  The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $60,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Article 2 of the Base Indenture.

(b)                                 The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Subordinated Securities equal in rank to and having the same terms and conditions in all respects as the Notes issued on the date hereof (except for issue date, the offering price, the interest commencement date and the first interest payment date), provided that such additional Subordinated Securities either shall be fungible with the original Notes, for federal income tax purposes or shall be issued under a different CUSIP number. Any such additional Subordinated Securities will be consolidated and form a single series with the Notes.

2.02                        Maturity.  The principal amount of the Notes shall be payable on May 25, 2027 (the “Maturity Date”) unless redeemed prior to such date.

2.03                        Form and Payment.

(a)                                 The Notes shall be issued only in fully registered book-entry form, without coupons, evidenced by global notes substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.  The terms and provisions contained in the Notes shall constitute, and expressly are made a part of this Second Supplemental Indenture.  The Notes shall be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(b)                                 Payments of principal and interest on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the depository with respect to the Notes (the “Depository”) or its nominee.

(c)                                  The global notes representing the Notes shall be delivered to the Trustee as Custodian for the Depository and shall be registered, at the request of the Depository, in the name of Cede & Co.

(d)                                 U.S Bank National Association shall act as paying agent for the Notes (the “Paying Agent”).  The Company may appoint and change the Paying Agent without prior notice to the Holders.

2.04                        Interest.

(a)                                 The Notes will bear interest at a fixed rate of 4.75% per annum from and including May 25, 2017 to but excluding May 25, 2022 (the “Fixed Rate Period”).  Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on May 25 and November 25 of each year, commencing on November 25, 2017 (each such date a “Fixed Rate Interest Payment Date”).  The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business (whether or not a Business Day) on the May 10 or November 10 immediately preceding the applicable Fixed Rate Interest Payment Date.

(b)                                 From and including May 25, 2022, to but excluding the Maturity Date (the “Floating Rate Period”) the Notes will bear interest at a floating rate equal to Three-Month LIBOR as calculated by the Company on each applicable Date of Determination, plus a spread of 291.9 basis points, provided that in no event shall the applicable floating interest rate be less than 0% per annum for any Floating Rate Interest Period. The Company shall notify the Trustee in writing of the rate for any Floating Rate Interest Period promptly following the applicable Date of Determination. A “Floating Rate Interest Period” means, the period from, and including, each Floating Rate Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Rate Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, May 25, 2022 to, but excluding, the next succeeding Floating Rate Interest Payment Date.  During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on February 25, May 25, August 25 and November 25 of each year, commencing on August 25, 2022 to but excluding the Maturity Date (unless redeemed prior to the Maturity Date) (each such date, a “Floating Rate Interest Payment Date”, together with each “Fixed Rate Interest Payment Date”, an “Interest Payment Date”).  The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business (whether or not a Business Day) on the February 10, May 10, August 10 or November 10 immediately preceding the applicable Floating Rate Interest Payment Date, provided that interest payable on the Maturity Date shall be payable to the person to whom the principal hereof is payable.

(c)                                  If any Interest Payment Date, including the Maturity Date, falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due (unless, with respect to a Floating Rate Interest Payment Date, such day falls in the next calendar month, in which case the Floating Rate Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to the Floating Rate Interest Payment Date as so adjusted), and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding May 25, 2022, and, thereafter, interest will be computed on the basis of the actual number of days in a Floating Interest Rate Period and a 360-day year to but excluding May 25, 2027.

2.05                        Subordination.  Article 14 of the Base Indenture as it applies to Subordinated Securities shall apply to the Notes.

2.06                        Notes Not Convertible or Exchangeable.  The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

2.07                        No Sinking Fund.  No sinking fund shall be provided with respect to the Notes.

ARTICLE 3

EVENTS OF DEFAULT

3.01                        Events of Default.  Article 5 of the Base Indenture as it relates to Subordinated Securities shall apply to the Notes.

ARTICLE 4

REDEMPTION OF THE NOTES

4.01                        Optional Redemption.

(a)                                 The Notes shall not be redeemable prior to May 25, 2022, except as provided in Section 4.01(b).  The Notes shall be redeemable, in whole or in part, at the option of the Company beginning with the Interest Payment Date on May 25, 2022 and on any Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

(b)                                 The Company may also, at its option, redeem the Notes at any time before the Maturity Date in whole, but not in part, at any time within 90 days of the occurrence of a Tax Event, a

Regulatory Capital Treatment Event or an Investment Company Event.  Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

(c)                                  If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 4.01(a) or 4.01(b) of this Second Supplemental Indenture, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Company shall furnish to the Trustee a Company Officers’ Certificate setting forth (i) the applicable section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) a Company Board Resolution.

(d)                                 In the case of a redemption pursuant to Section 4.01(a), if less than all of the Notes are to be redeemed and the Notes are global Securities, the Notes to be redeemed shall be selected on a pro rata basis or by such other method of selection, if any, that the Trustee deems fair and appropriate (and in accordance with the procedures of the Depositary).  The Trustee shall promptly notify in writing the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in minimum amounts of $1,000 or integral multiples of $1,000 in excess thereof; no Notes of a principal amount of $1,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not equal to $1,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(e)                                  Any optional redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

(f)                                   In the case of any redemption, at least 30 days but no more than 60 days before the Redemption Date, the Company shall send in accordance with the applicable procedures of the Depository, or if the Notes are not then global Securities the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address appearing on the register.  The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:

(i)                                     the Redemption Date;

(ii)                                  the principal amount of the Notes that are being redeemed;

(iii)                               each Place of Payment;

(iv)                              the redemption price and accrued interest to the Redemption Date that is payable pursuant to Section 11.02 of the Base Indenture;

(v)                                 if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(vi)                              the name and address of the Paying Agent;

(vii)                           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(viii)                        that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(ix)                              if such notice is conditioned upon the satisfaction of one or more conditions precedent, the nature of such conditions precedent;

(x)                                 the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(xi)                              that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

The Company may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, that the Company shall have delivered to the Trustee, at least 45 days prior to the Redemption Date, a Company Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 4.01.  If any condition precedent to a redemption has not been satisfied, the Company will provide written notice to the Trustee not less than two Business Days prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such condition precedent shall not occur or shall be delayed. The Trustee shall promptly send a copy of such notice to the Holders of the Notes.

ARTICLE 5

MISCELLANEOUS

5.01                        Ratification of Base Indenture.  The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

5.02                        Trust Indenture Act Controls.  If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

5.03                        Conflict with Base Indenture.  To the extent not expressly amended or modified by this Second Supplemental Indenture, the Base Indenture shall remain in full force and effect.  If any provision of this Second Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Second Supplemental Indenture shall control.

5.04                        Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

5.05                        Successors.  All agreements of the Company in the Base Indenture, this Second Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in the Base Indenture and this Second Supplemental Indenture shall bind its successors.

5.06                        Counterparts.  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture and signature pages for all purposes.

5.07                        Trustee Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Second Supplemental Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture, and shall not be responsible for any statement of the Company in this Second Supplemental Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

FIRST BUSEY CORPORATION

By:	/s/ Van A. Dukeman
Name:	Van A. Dukeman
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda E. Garcia
Name:	Linda E. Garcia
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC.  THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES SPECIFIED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY AS EVIDENCED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR ANY OF THE COMPANY’S SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY

FIRST BUSEY CORPORATION

Fixed-to-Floating Rate Subordinated Note Due 2027

No. R-1	CUSIP No.: 319383AC9

$60,000,000

FIRST BUSEY CORPORATION, a Nevada corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of SIXTY MILLION DOLLARS ($60,000,000) (or such other amount as set forth in the Schedule of Exchanges of Interests in the global Note attached hereto) (the “Principal”) on May 25, 2027.

Interest Payment Dates:  May 25 and November 25 of each year, commencing November 25, 2017 to but excluding May 25, 2022 at a fixed rate equal to 4.75% per year (the “Fixed Rate Interest Payment Dates”), and February 25, May 25, August 25 and November 25 of each year commencing August 25, 2022 (the “Floating Rate Interest Payment Dates”, and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”), at an annual floating rate equal to Three-Month LIBOR for the applicable Floating Rate Interest Period plus a spread of 291.9 basis points, provided that in no event shall the applicable floating interest rate be less than 0% per annum for any Floating Rate Interest Period.

Interest Record Dates:  May 10 and  November 10 of each year (whether or not a Business Day), commencing November 10, 2017 to and including May 10, 2022 (the “Fixed Rate Record Dates”), and February 10, May 10, August 10 and November 10 of each year (whether or not a Business Day) from and including August 10, 2022 (the “Floating Rate Record Dates”, and together with the Fixed Rate Record Dates, the “Record Dates”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FIRST BUSEY CORPORATION

By:
Name:
Title:

Signature Page to Global Note

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

Dated: May 25, 2017	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Signature Page to Global Note

FIRST BUSEY CORPORATION

Fixed-to-Floating Rate Subordinated Note Due 2027

1.             Interest.  First Busey Corporation, a Nevada corporation (the “Company”), promises to pay interest on the Principal amount of this Note on each Fixed Rate Interest Payment Date, with interest accruing from and including May 25, 2017, to but excluding May 25, 2022, at an initial fixed rate of 4.75% per year, and quarterly in arrears thereafter on each Floating Rate Interest Payment Date through May 25, 2027 (the “Maturity Date”) or any Redemption Date (as defined below), with such interest accruing from and including May 25, 2022, at an annual floating rate equal to Three-Month LIBOR for the applicable Floating Rate Interest Period plus a spread of 291.9 basis points, provided that in no event shall the applicable floating interest rate be less than 0% per annum for any Floating Rate Interest Period. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding May 25, 2022, and, thereafter, interest will be computed on the basis of the actual number of days in a Floating Interest Rate Period and a 360-day year to but excluding the Maturity Date (unless redeemed prior to such date).  If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date (unless, with respect to a Floating Rate Interest Payment Date, such day falls in the next calendar month, in which case the Floating Rate Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to the Floating Rate Interest Payment Date as so adjusted), and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.             Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Record Date and prior to such Interest Payment Date.  Holders must surrender Notes to the Trustee to collect principal payments.  The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Payment of principal of and any such interest on this Note will be made at the Corporate Trust Office of the Trustee or at any other office or agency designated by the Company for such purpose; provided that at the option of the Company, payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address appears in the Note register, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all global Notes; provided, further, that the Company will pay all principal and interest on any global Notes registered in the name of DTC or its nominee in immediately available funds to DTC or such nominee, as the case may be, as the registered holder of such global Notes.

3.             Paying Agent.  Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent.  The Company may change any Paying Agent without notice to the Holders.

4.             Indenture.  The Company and the Trustee entered into an Indenture, dated as of May 25, 2017 (the “Base Indenture”) and a Second Supplemental Indenture, dated as of May 25, 2017 (the “Supplemental Indenture” and, together with the Supplemental Indenture, the “Indenture”), setting forth certain terms of the Notes pursuant to Article 2 of the Base Indenture.  Terms herein are used as defined in the Indenture unless otherwise defined herein.  The terms of the Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the Trust Indenture Act of

1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Base Indenture.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and holders of Notes are referred to the Base Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5.             Optional Redemption.  The Notes are redeemable, in whole or in part, at the option of the Company, beginning with the Interest Payment Date on May 25, 2022, and on any Floating Rate Interest Payment Date thereafter (each, a “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.  On and after the Redemption Date, interest shall cease to accrue on the Notes or the portions thereof called for redemption.  The provisions of Article 11 of the Base Indenture and Article 4 of the Second Supplemental Indenture shall apply to the redemption of any Notes by the Company.

6.             Redemption Upon Tax Event, Regulatory Capital Treatment Event or Investment Company Event.  The Company may also, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, at any time, within 90 days of the occurrence of a Tax Event, a Regulatory Capital Treatment Event or an Investment Company Event.  Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.  The provisions of Article 11 of the Base Indenture and Article 4 of the Second Supplemental Indenture shall apply to the redemption of any Notes by the Company.

7.             Denominations; Transfer; Exchange.  The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.  A Holder shall register the transfer of or exchange Notes in accordance with the Indenture.  The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Company need not issue, register the transfer of or exchange any Notes or portions thereof for a period of 15 days before such series is selected for redemption, nor need the Company register the transfer or exchange of any Note selected for redemption in whole or in part.

8.             Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it for all purposes.

9.             Unclaimed Funds.  If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request.  After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

10.          Legal Defeasance and Covenant Defeasance.  As provided in the Indenture, the Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

11.          Amendment; Supplement; Waiver.  Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of all series then outstanding affected by such amendment or supplement (voting as one class), and any existing default or Event of Default or compliance with certain provisions of the Indenture with respect to a series may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes of such series then outstanding, except a default in the payment of principal or interest on the Notes.

Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note in any material respect.

12.          Defaults and Remedies.  If the Event of Default described in Section 5.01(d) of the Base Indenture occurs and is continuing, the principal amount of the Notes, together with accrued interest to the date of declaration, may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received security or indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  Accordingly, the Holder of this Note has no right to accelerate the Maturity of this Note in the event the Company fails to pay the principal of, or interest on, any of the Notes or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes, other than in the case of an Event of Default described in Section 5.01(d) of the Base Indenture, in which case the Principal shall become immediately due and payable without any declaration or other act by the Trustee or the Holder, in accordance with Section 5.01 of the Base Indenture.

13.          No Sinking Fund.  There is no sinking fund provided for the Notes.

14.          Trustee Dealings with Company.  Subject to certain limitations imposed by the TIA and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

15.          No Recourse Against Others.  No stockholder, director, officer, employee, member or incorporator, as such, of the Company, or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.          Authentication.  This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

17.          Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.          CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

19.          Registered Owner.             The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

20.          Governing Law.  The laws of the State of New York shall govern the Indenture and this Note thereof.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                         agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Dated:	Signed:

(Signed exactly as name appears on the other side of this Note)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this global Note for an interest in another global Note or for a definitive note, or increases or decreases to this global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this global Note	Amount of Increase in Principal Amount at Maturity of this global Note	Principal Amount at Maturity of this global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or DTC Custodian